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                                                                      Exhibit 12

                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                          (In millions, except ratio)

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                                                                 DECEMBER
                                                                    2001
                                                               ------------
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EARNINGS:

Earnings from continuing operations before income taxes        $     188

Interest expense                                                     700
Amortization of debt premium and discount, net                         2
Portion of rents representative of an interest factor                 46
Losses (undistributed earnings) of 50% and less than 50%
  owned companies, net                                                85
                                                               ---------
Adjusted earnings from continuing operations before
income taxes                                                   $   1,021
                                                               =========


FIXED CHARGES:

Interest expense                                                   $ 700
Capitalized interest                                                   -
Amortization of debt premium and discount, net                         2
Portion of rents representative of an interest factor                 46
                                                               ---------

Total fixed charges                                            $     748
                                                               =========

RATIO OF EARNINGS TO FIXED CHARGES                                   1.4
                                                               =========
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